Exhibit 99.1

Company Contacts:
David J. Keller	Hunter Blankenbaker
Chief Financial Officer	Director of Corporate Communications
Telephone: 800-542-4008	Telephone: 954-965-6606
Email: investor@tousa.com	Email: hblankenbaker@tousa.com

TOUSA Reports 46% Increase in Net Income
and Raises 2005 Guidance

Highlights of the first quarter include:

➢	Total revenues of $543.6 million, a 25% increase
➢	Net income of $26.4 million, a 46% increase
➢	Record homes in backlog of 6,490 (including joint ventures), a 46% increase
➢	Raised 2005 net income guidance to $170 million from $155 million
➢	Five for four split of the Company’s common stock

HOLLYWOOD, Fla., May 3, 2005 PRNewswire-FirstCall/ — Technical Olympic USA, Inc. (NYSE: TOA) today released financial results for the first quarter ended March 31, 2005.

Net income for the first quarter of 2005 increased 46% to $26.4 million (or $0.45 per diluted share) from $18.0 million (or $0.32 per diluted share) for the three months ended March 31, 2004.

Homebuilding revenues for the first quarter of 2005 were $533.6 million, a 26% increase over the $424.8 million of homebuilding revenues in the first quarter of 2004 due to increases in both the number and average sales price of homes delivered. The number of homes delivered increased 32% to 2,008 (including unconsolidated joint ventures) from 1,517 in the first quarter of 2004. The Company’s average selling price on homes delivered increased 2% to $274,000 in the first quarter of 2005 from $268,000 in the first quarter of 2004. The Company’s homebuilding gross profit margin increased 270 basis points in the first quarter of 2005 to 21.7% from 19.0% in the first quarter of 2004. The Company’s homebuilding operating margin improved 170 basis points in the first quarter of 2005 to 7.7% from 6.0% in the first quarter of 2004.

“We are proud of our 2005 first quarter results, as they reflect continued momentum from the second half of 2004, the year in which we successfully completed the integration of our predecessor companies,” said Antonio B. Mon, President and Chief Executive Officer of TOUSA. “We are now experiencing the revenue growth and improved margins that we planned for and have communicated since our merger in June of 2002.”

As previously announced on April 12, 2005, the Company announced a 46% increase in homes in backlog to a record 6,490 homes (including unconsolidated joint ventures) in the first quarter of 2005 from 4,432 homes in the first quarter of 2004. The Company’s sales value of homes in backlog increased 51% to $1.8 billion (excluding unconsolidated joint ventures) in the first quarter of 2005 from $1.2 billion in the first quarter of 2004. The sales value of homes in backlog for unconsolidated joint ventures at March 31, 2005 was $0.3 billion.

Earnings Guidance

The Company is raising its 2005 annual net income guidance to $170 million (or $2.88 per diluted share) from $155 million (or $2.63 per diluted share), based on 59 million fully diluted shares outstanding. This earnings guidance is based upon the delivery of approximately 9,700 homes (including approximately 1,300-1,600 homes from unconsolidated joint ventures). Consolidated revenues for 2005 are expected to approximate $2.4 billion. Unconsolidated joint ventures are expected to generate revenues of $370 million-$450 million in 2005. The reduction in previous revenue guidance is due to contributions of active communities into joint ventures and the resulting increases in home deliveries through unconsolidated joint ventures rather than the Company’s consolidated operations. The Company is raising its 2005 EBITDA guidance to $335-$340 million from $320 million.

“Based on our strong backlog position, improving homebuilding operating margin and anticipated gains from periodic land sales, we are increasing our 2005 earnings guidance,” said Mr. Mon. “We expect our 42% earnings increase for 2005 to be proportional over the prior year’s quarters, and we anticipate a low double digit increase in sales orders for 2005 over the prior year.”

The Company will hold a conference call and web cast on Wednesday, May 4, 2005 at 11:00 a.m. Eastern Time to discuss first quarter financial results for 2005. Please dial (800) 289-0533 (domestic) or (913) 981-5525 (international) and use the pass code 4788695. Participants must dial in 5 to 10 minutes prior to the scheduled start time for registration. If you are unable to participate on the call, a replay will be available starting at 2:00 p.m. Eastern Time on May 4 and will run through 12:00 a.m. Eastern Time on May 18. The replay telephone numbers are (888) 203-1112 (domestic) and (719) 457-0820 (international) and the code is 4788695.

Website address: www.tousa.com

Technical Olympic USA, Inc. (“TOUSA”) is a leading homebuilder in the United States, operating in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements, including the Company’s expectations regarding (i) our revenue growth and continued improvement in our homebuilding operating margin during 2005, (ii) the impact of using joint ventures on our risk and our capital resources, (iii) our expectations regarding gains from periodic land sales, (iv) our estimates of 2005 revenue, earnings, operational, and EBITDA guidance, including results to be achieved by our joint ventures, (v) our expectation that our anticipated increase in earnings for 2005 will be proportional over the prior year’s quarters, and (vi) our expectation that sales orders for 2005 will increase by low double digits over sales orders for 2004. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to these forward-looking statements, including those described above, these factors include (i) events which would impede the ability of the Company to open new communities and/or deliver homes within anticipated timeframes and/or within anticipated budgets, such as unexpected delays in construction and development schedules, including those due to governmental regulations or approvals, or shortages in or increased costs of materials or subcontractor labor, (ii) events or changes in factors that may impact the ability, or willingness, of customers to enter into or close on new home purchases, such as increases in interest or unemployment rates or a decline in consumer confidence or the demand for, or the prices of, housing, (iii) the impact of the Company’s decision to intentionally phase sales rates to match production rates in certain high demand markets, (iv) the impact of other events over which the Company has little or no control, such as weather conditions or terrorist activities or attacks, (v) the terms of, and our ability to realize the expected benefits from, our joint ventures, and (vi) the internal need, and external demand, for land within our portfolio. This press release is qualified in its entirety by the cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2004, filed with the Commission on March 11, 2005.

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
(Dollars in millions, except share and per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2005	2004
HOMEBUILDING:
Revenues:
Home sales	$512.4	$406.7
Land sales	21.2	18.1

	533.6	424.8

Cost of sales:
Home sales	401.0	331.6
Land sales	16.8	12.7

	417.8	44.3

Gross profit	115.8	80.5
Selling, general and administrative expenses	79.0	56.3
(Income) from joint ventures, net	(2.6)	—
Other (income), net	(1.5)	(1.2)

Homebuilding pretax income	40.9	25.4

FINANCIAL SERVICES:
Revenues	10.0	8.7
Expenses	8.7	5.4

Financial Services pretax income	1.3	3.3

Income before provision for income taxes	42.2	28.7
Provision for income taxes	15.8	10.7

Net income	$26.4	$18.0

EARNINGS PER COMMON SHARE:
Basic	$0.47	$0.32

Diluted	$0.45	$0.32

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	56,073,631	56,045,910

Diluted	58,073,548	56,912,646

CASH DIVIDENDS PER SHARE	$0.012	—

TECHNICAL OLYMPIC USA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(Dollars in millions, except shares and par value)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
HOMEBUILDING:
Cash and cash equivalents:
Unrestricted	$145.3	$217.6
Restricted	13.5	8.0
Inventory
Deposits	150.1	132.8
Homesites and land under development	393.4	341.2
Residences completed and under construction	708.1	671.0
Inventory not owned	131.1	136.2

	1,382.7	1,281.2
Property and equipment, net	26.6	26.7
Investments in unconsolidated joint ventures	78.2	66.6
Advances to unconsolidated joint ventures	37.6	—
Other assets	77.8	71.1
Goodwill	110.7	110.7

	1,872.4	1,781.9
FINANCIAL SERVICES:
Cash and cash equivalents:
Unrestricted	11.5	50.9
Restricted	89.7	69.1
Mortgage loans held for sale	70.7	75.8
Other assets	9.7	9.8

	181.6	205.6

Total assets	$2,054.0	$1,987.5

LIABILITIES AND STOCKHOLDERS’ EQUITY
HOMEBUILDING:
Accounts payable and other liabilities	$196.1	$188.9
Customer deposits	79.9	69.1
Obligations for inventory not owned	131.1	136.2
Notes payable	811.5	811.4

	1,218.6	1,205.6
FINANCIAL SERVICES:
Accounts payable and other liabilities	90.2	70.2
Bank borrowings	53.0	49.0

	143.2	119.2

Total liabilities	1,361.8	1,324.8

Stockholders’ equity:
Preferred stock — $0.01 par value; 3,000,000 shares authorized; none issued or outstanding	—	—
Common stock — $0.01 par value; 97,000,000 shares authorized and 56,080,430 and 56,070,510 shares issued and outstanding at March 31, 2005, and December 31, 2004, respectively	0.6	0.6
Additional paid-in capital	394.6	388.3
Unearned compensation	(11.5)	(9.0)
Retained earnings	308.5	282.8

Total stockholders’ equity	692.2	662.7

Total liabilities and stockholders’ equity	$2,054.0	$1,987.5

Selected Homebuilding Operating Data

The following tables set forth certain operating and financial data for our homebuilding operations in our four major geographic regions, Florida, the Mid-Atlantic, Texas and the West (dollars in millions, except average price in thousands):

	Three months ended March 31,
	2005		2004
Deliveries:	Homes	$	Homes	$
Florida	757	$212.9	544	$141.5
Mid-Atlantic	122	47.0	120	45.2
Texas	393	94.1	419	101.1
West	595	158.4	434	118.9

Consolidated total	1,867	512.4	1,517	406.7
From unconsolidated joint ventures	141	38.3	—	—

Total	2,008	$550.7	1,517	$406.7

	Three months ended March 31,
	2005		2004
Net Sales Orders(1):	Homes	$	Homes	$
Florida	706	$253.5	1,085	$300.0
Mid-Atlantic	191	83.9	262	110.6
Texas	689	165.8	535	137.2
West	835	274.6	847	186.8

Consolidated total	2,421	777.8	2,729	734.6
From unconsolidated joint ventures	314	102.8	92	27.5

Total	2,735	$880.6	2,821	$762.1

(1) Net of cancellations

	March 31, 2005			March 31, 2004
Sales Backlog:	Homes	$	Average Price	Homes	$	Average Price
Florida	2,845	$939.5	$330	2,087	$582.3	$279
Mid-Atlantic	415	178.8	$431	366	153.1	$418
Texas	839	209.1	$249	610	159.4	$261
West	1,549	505.1	$326	1,277	322.6	$253

Consolidated total	5,648	1,832.5	$324	4,340	1,217.4	$281
From unconsolidated joint ventures	842	274.8	$326	92	27.5	$299

Total	6,490	$2,107.3	$325	4,432	$1,244.9	$281

	Three months ended March 31,
	2005		2004
Average Price:	Deliveries	Sales Orders	Deliveries	Sales Orders
Florida	$281	$359	$260	$277
Mid-Atlantic	$385	$439	$376	$422
Texas	$239	$241	$241	$256
West	$266	$329	$274	$221
Consolidated total	$274	$321	$268	$269
From unconsolidated joint ventures	$272	$327	—	$299
Total	$274	$322	$268	$270

	Percentage of Total Homebuilding
	Revenues
	Three months ended March 31,
	2005	2004
Gross Profit	21.7%	19.0%
SG&A	14.8%	13.3%
Income from joint ventures	(0.5)%	—
Other (income) expense, net	(0.3)%	(0.3)%

Homebuilding pretax income	7.7%	6.0%

Non-GAAP Financial Information

EBITDA

	Three months ended
	March 31,
	2005	2004
Net income	$26.4	$18.0
Add: income taxes	15.8	10.7
Add: interest in cost of sales	14.7	10.7
Add: depreciation and amortization expense	2.9	3.3

EBITDA (1)	$59.8	$42.7

     (1) EBITDA for the full year 2005 will be calculated the same way.

EBITDA is the sum of net income, before: (a) income taxes, (b) amortization of capitalized interest in cost of sales, (c) Homebuilding interest expense and (d) depreciation and amortization. We have included information concerning EBITDA because we believe that it is an indication of the profitability of our core operations and reflects the changes in our operating results. We do not use EBITDA as a measure of our liquidity because we do not believe it is a meaningful indication of our cash flow. EBITDA is not required by accounting principles generally accepted in the United States (GAAP), and other companies may calculate EBITDA differently. EBITDA should not be considered as an alternative to operating income or to cash flows from operating activities (as determined in accordance with GAAP) and should not be construed as an indication of our operating performance or a measure of our liquidity. Our non-GAAP measure has certain material limitations as follows:

•	It does not include interest expense. Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue. Therefore any measure that excludes interest expense has material limitations;

•	It does not include depreciation and amortization expense. Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue. Therefore any measure that excludes depreciation and amortization expense has material limitations; and

•	It does not include taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations.

We compensate for these limitations by using EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of our operating results.

     A reconciliation of EBITDA to net income, the most directly comparable GAAP performance measure, is provided above (dollars in millions).

Supplemental Information:
We generate revenues from our homebuilding operations (“Homebuilding”) and financial services operations (“Financial Services”), which comprise our operating segments. Through our Homebuilding operations we design, build and market high-quality detached single-family residences, town homes and condominiums in 15 metropolitan markets located in four major geographic regions: Florida, the Mid-Atlantic, Texas and the West.

Florida	Mid-Atlantic	Texas	West
Jacksonville	Baltimore/Southern Pennsylvania	Austin	Central Colorado
Orlando	Delaware	Dallas/Ft. Worth	Las Vegas
Southeast Florida	Nashville	Houston	Phoenix
Southwest Florida	Northern Virginia	San Antonio

We build homes for inventory and on a pre-sold basis. At March 31, 2005, we had 4,426 homes completed or under construction (including unconsolidated joint ventures), of which approximately 19% were unsold. At March 31, 2005, we had 106 completed unsold homes in our inventory (including unconsolidated joint ventures), of which approximately 44% had been completed for more than 90 days. Our completed unsold homes have decreased by 48% from 203 at December 31, 2004. We are actively working to reduce our speculative home inventory to reduce carrying costs and to increase our available capital.

We were actively selling homes in 247 communities (including 17 through our unconsolidated joint ventures) and 227 communities at March 31, 2005 and 2004, respectively. For the three months ended March 31, 2005, total revenues increased 25%, net income increased 46%, net sales orders (including unconsolidated joint ventures) decreased 3% and home deliveries (including unconsolidated joint ventures) increased 32% as compared to the same period in the prior year. Sales value in backlog at March 31, 2005 as compared to March 31, 2004 increased by 51% to $1.8 billion. The 3% decrease in net sales orders is due to delays in opening new communities and deliberate attempts to phase sales to maximize gross margins in high demand markets. Our joint ventures had an additional $0.3 billion in sales backlog. Our home cancellation rate was approximately 14% for the quarter ended March 31, 2005.

We have entered into, and expect to expand our use of, joint ventures that acquire and develop land for our Homebuilding operations and/or joint ventures that also build and market homes. The majority of these joint ventures are not consolidated. At March 31, 2005, our investment in these unconsolidated joint ventures was $78.2 million, and we had made short term advances of $37.6 million to these joint ventures. In addition, we seek to use option contracts to acquire land whenever feasible. Option contracts allow us to control significant homesite positions with minimal capital investment and substantially reduce the risks associated with land ownership and development. At March 31, 2005, we controlled approximately 55,000 homesites (including unconsolidated joint ventures) of which 72% were controlled through various option arrangements.

Three Months Ended March 31, 2005 Compared to Three Months Ended March 31, 2004
Total revenues increased 25% to $543.6 million for the three months ended March 31, 2005, from $433.5 million for the three months ended March 31, 2004. This increase is attributable to an increase in Homebuilding revenues of 26%, and an increase in Financial Services revenues of 15%. Although this was a large increase, delays related to the hurricanes in Florida caused our deliveries to lag behind our expectations. We expect the labor and supply shortages caused by the hurricanes to persist for some time.

Income before provision for income taxes increased by 48% to $42.2 million for the three months ended March 31, 2005, from $28.7 million for the comparable period in 2004. This increase is attributable to an increase in Homebuilding pretax income to $40.9 million for the three months ended March 31, 2005, from $25.4 million for the three months ended March 31, 2004. This was partially offset by a decline in Financial Services pretax income to $1.3 million for the three months ended March 31, 2005 from $3.3 million for the three months ended March 31, 2004.

Our effective tax rate was 37.5% and 36.9% for the three months ended March 31, 2005 and 2004, respectively. This increase was due to increases in income in states with higher tax rates. During 2004, the American Jobs Creation Act was enacted. We are currently evaluating the potential impact, if any, of this law on our effective tax rate for the year ended December 31, 2005. At the present time, we do not anticipate that this law will have a material impact on our consolidated financial condition or results of operations.

As a result of the above, net income increased to $26.4 million (or $0.45 per diluted share) for the three months ended March 31, 2005 from $18.0 million (or $0.32 per diluted share) for the three months ended March 31, 2004.

Results of Operations
Homebuilding revenues increased 26% to $533.6 million for the three months ended March 31, 2005, from $424.8 million for the three months ended March 31, 2004. This increase is due primarily to an increase in revenues from home sales to $512.4 million for the three months ended March 31, 2005, from $406.7 million for the comparable period in 2004. The 26% increase in revenue from home sales was due to (1) a 23% increase in home deliveries to 1,867 from 1,517 for the three months ended March 31, 2005 and 2004, respectively, and (2) a 2% increase in the average selling price on homes delivered to $274,000 from $268,000 in the comparable period of the prior year. A significant component of this increase was the 50% increase in revenues from home sales in our Florida region for the three months ended March 31, 2005 as compared to the same period in 2004. This increase was due to a 39% increase in home deliveries and an 8% increase in the average selling price of such homes. In addition to the increase in revenue from home sales, we generated additional revenue from land sales. Land sales increased to $21.2 million for the three months ended March 31, 2005, as compared to $18.1 million for the three months ended March 31, 2004. As part of our land inventory management strategy, we regularly review our land portfolio. As a result of these reviews, we will seek to sell land when we have changed our strategy for a certain property and/or we have determined that the potential profit realizable from a sale of a property outweighs the economics of developing a community. Land sales are incidental to our residential homebuilding operations and are expected to continue in the future, but may fluctuate significantly from period to period.

Our Homebuilding gross profit increased 44% to $115.8 million for the three months ended March 31, 2005, from $80.5 million for the three months ended March 31, 2004. This increase is primarily due to an increase in revenue from home sales and an improved gross margin on home sales. Our gross margin on home sales increased to 21.7% for the three months ended March 31, 2005, from 19.0% for the three months ended March 31, 2004. This increase from period to period is primarily due to an increase in gross margin across many of our markets resulting from stronger housing demand which offset increases in land costs resulting from our increased use of option contracts. For the three months ended March 31, 2005, we generated gross profit on land sales of $4.4 million, as compared to $5.4 million for the comparable period in 2004.

SG&A expenses increased to $79.0 million for the three months ended March 31, 2005, from $56.3 million for the three months ended March 31, 2004. As a percentage of Homebuilding revenues, SG&A expenses increased to 14.8% for the three months ended March 31, 2005, as compared to 13.3% for the same period in 2004. SG&A expenses as a percentage of revenues from home sales for the three months ended March 31, 2005 increased to 15.4%, as compared to 13.8% for the three months ended March 31, 2004.

The 160 basis point increase in SG&A expenses as a percentage of home sales revenues is due to an increase of $4.0 million in stock based compensation expense, one-time bonus payments, increased management fees, litigation reserves, professional fees and higher compensation expense due to increased head count. For the three months ended March 31, 2005 and 2004, we recognized a compensation charge of $5.0 million and $1.0 million, respectively, for variable accounting of certain stock-based awards which include performance-based accelerated vesting criteria that were partially vested during the year and certain other common stock purchase rights.

For the three months ended March 31, 2005, income from joint ventures of $2.6 million includes our share of net earnings from these entities and management fees.

Net Sales Orders and Backlog Units (including joint ventures)
For the three months ended March 31, 2005, net sales orders units decreased by 3% due to delays in opening new communities and deliberate attempts to phase sales to maximize gross margins in high demand markets. For the three months ended March 31, 2005, the dollar value of these units increased by 16% over the three months ended March 31, 2004, due to an increase in the average net sales price to $322,000 from $270,000 over these same periods.

We had 6,490 homes in backlog, as of March 31, 2005, as compared to 4,432 homes in backlog as of March 31, 2004.

Backlog Dollar Amounts (excluding joint ventures)
The dollar amount of backlog increased 51% to $1.8 billion at March 31, 2005, from $1.2 billion at March 31, 2004, while the average price of homes in backlog increased to $324,000 from $281,000 from period to period. The increase in the average price of homes in backlog was primarily due to our ability to increase prices in markets with strong housing demand and a change in the product mix of our homes in backlog.

Financial Services
Financial Services revenues increased to $10.0 million for the three months ended March 31, 2005, from $8.7 million for the three months ended March 31, 2004. This 15% increase is due primarily to an increase in the number of closings at our title and mortgage operations offset by reduced gains in selling mortgages in the secondary market caused by a shift toward more adjustable rate mortgage loans and market reductions in the interest rate margin. For the three months ended March 31, 2005, our mix of mortgage originations was 42% adjustable rate mortgages (of which approximately 70% were interest only) and 58% fixed rate mortgages, which is a shift from the comparable period in the prior year of 26% adjustable rate mortgages and 74% fixed rate mortgages. The average FICO score of our homebuyers during the three months ended March 31, 2005 was 730 and the average loan to value ratio on first mortgages was 77%. For the three months ended March 31, 2005, approximately 9% of our homebuyers paid in cash as compared to 14% during the three months ended March 31, 2004. Our mortgage operations capture ratio for non-cash homebuyers decreased to 60% for the three months ended March 31, 2005 from 63% for the three months ended March 31, 2004. The number of closings at our mortgage operations increased to 1,462 for the three months ended March 31, 2005, from 1,049 for the three months ended March 31, 2004. Our title operations capture ratio decreased to 79% of our homebuyers for the three months ended March 31, 2005, from 90% for the comparable period in 2004 due to an organizational change in our Phoenix operations causing a loss of closings for the period. However, the number of closings at our title operations increased to 4,600 for the three months ended March 31, 2005, from 4,373 for the same period in 2004. Non-affiliated customers accounted for approximately 77% of our title company revenues for the three months ended March 31, 2005.

Financial Services expenses increased to $8.7 million for the three months ended March 31, 2005, from $5.4 million for the three months ended March 31, 2004. This 56% increase is a result of higher staff levels to support anticipated increased loan activity.